Exhibit 99

News Release
FOR IMMEDIATE RELEASE	CONTACT
March 31, 2003	Craig Renner
301-843-8600

ACPT ANNOUNCES FOURTH QUARTER
AND YEAR-END RESULTS FOR 2002

ST. CHARLES, MD.- American Community Properties Trust, a diversified real estate organization, reported net income of $3,719,000 or $.72 basic earnings per share on revenues of $39,268,000 for the year ended December 31, 2002. This compares to net income of $3,140,000 or $.60 basic earnings per share on revenues of $40,172,000 for the year ended December 31, 2001.

ACPT reported a net income of $2,332,000 or $.45 basic earnings per share, on revenues of $13,762,000 for the quarter ended December 31, 2002. This compares to a net loss of $148,000 or $.03 basic earnings per share on revenue of $8,323,000 for the same quarter in 2001. For the quarter ended December 31, 2002, income before taxes and minority interest was $3,178,000, compared to $125,000 in the fourth quarter of 2001.

Chairman and CEO J. Michael Wilson said the report reflected the Company's continued strong earnings and revenue stream. "In 2002, we increased revenues from our rental properties, increased our total assets by $11 million, increased shareholders' equity by $3.7 million, and increased net income. ACPT believes it is well-positioned to build on these accomplishments in the months ahead," said Mr. Wilson.

Edwin L. Kelly, President and Chief Operating Officer, noted that income before taxes and minority interest rose $1.2 million, to $6.2 million, in 2002, and that the Company reduced interest expense last year by $1,126,000 excluding the recognition of unamortized loan fees and warrants in 2001. In addition, recourse debt related to community development decreased by $5.3 million, to $32 million, the lowest since the Company was spun off in 1998. Mr. Kelly attributed the savings to the Company's debt refinancing, which enabled the Company to capitalize on prevailing low interest rates.

Mr. Kelly said that fourth quarter earnings for 2002 reflect the completion of a commercial land sale announced by the Company in the second quarter of 2002, as well as proceeds from completing the refinancing of three apartment properties in Puerto Rico and St. Charles. "These transactions are expected to provide cash flow, reduced recourse debt, and increased earnings, and are expected to benefit the Company for years to come," said Mr. Kelly.

In 2002 Interstate General Properties, the Company's Puerto Rico subsidiary, reported $5 million in revenue from the sale of 29 units in Brisas de Parque Escorial, the newest section of the Company's Parque Escorial planned community in San Juan. As of December 31, 2002, 47 additional units were under contract. Sales commenced in August 2002, and the Company expects this project to continue to produce revenue and income for the Company over the next eighteen months.

Puerto Rico operations also reported an 85% increase in equity in earnings from partnerships, and a 4% increase in management and other fees. These increases were attributed to the refinancings of two unconsolidated partnerships in December 2002.

In the United States, the Company's share of the consolidated housing partnerships' net income increased 18%, to $2.15 million, due largely to an increase in rental revenue and a decrease in interest expense. In St. Charles, the Company sold 161 residential lots, compared to 113 during the same period of 2001.

Mr. Kelly said this reflects the strong demand for residential lots in the Washington, D.C. area and the completion of the settlement agreement with the Charles County Government that is providing additional school allocations for residential lot development in Fairway Village through 2005. This comprehensive settlement is also expected to assist ACPT in financing infrastructure construction in St. Charles. In return, the Company agreed to expedite the design and construction of two arterial roadways in St. Charles. The Company had agreed to build these roads under a previous development agreement.

In 2003, Mr. Kelly said the Company is expected to complete the refinancing of additional apartment properties in the United States and Puerto Rico. In addition, the Company plans to initiate construction of a new 252-unit apartment project in St. Charles, as well as a 400-unit active adult community that will be developed in partnership with U.S. Home. In Puerto Rico, the Company expects to begin construction of a commercial office building in Parque Escorial.

Mr. Kelly added that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

No cash distributions will be paid to shareholders from earnings for the quarter ended December 31, 2002.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's form 10-K will be available via the Internet at www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements may be related to anticipated revenues, gross margins, earnings, development pace and demand for our products. Numerous factors could cause results to differ, including but not limited to national, regional and local economic and business conditions that will, among other things, affect demand for residential lots, commercial parcels and multifamily housing; the ability of the general economy to recover timely from the current economic downturn, and the availability and credit worthiness of tenants; adverse changes in the real estate markets, including, among other things, competition with other companies, and risks of real estate acquisition and development (including our ability to obtain governmental approval for development projects and to complete our current development projects on time and within budget); ability to obtain insurance at a reasonable cost; ability to renew the HUD subsidy contracts and availability of federal funds on a timely basis to service these contracts; governmental actions and initiatives; and environmental and safety requirements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurances that its expectations will be attained. For more information, please refer to the Company's 10-K form.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights

	For the Three Months Ended		For the Year Ended
	12/31/02	12/31/01	12/31/02	12/31/01
	(audited)	(audited)	(audited)	(audited)

Revenues	$13,762,000	$8,323,000	$39,268,000	$40,172,000

Expenses	10,067,000	7,671,000	31,148,000	33,327,000

Depreciation & amortization	517,000	527,000	1,933,000	1,879,000

Income before provision for income taxes and minority interest	3,178,000	125,000	6,187,000	4,966,000

Provision for income taxes	770,000	209,000	2,188,000	1,503,000

Income before minority interest	2,408,000	(84,000)	3,999,000	3,463,000

Minority interest	(76,000)	(64,000)	(280,000)	(323,000)

Net income(loss)	$2,332,000	$(148,000)	$3,719,000	$3,140,000
Earnings per share
Basic	$0.45	$(0.03)	$0.72	$0.60
Diluted	$0.45	$(0.03)	$0.71	$0.60
Weighted average shares outstanding
Basic	5,192,000	5,192,000	5,192,000	5,192,000
Diluted	5,211,000	5,221,000	5,234,000	5,204,000

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